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                                                                 Exhibit 10.17

              DESCRIPTION OF CERTAIN COMPENSATORY ARRANGEMENTS
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                BETWEEN REGISTRANT AND NON-EMPLOYEE DIRECTORS
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     Each director who is not an employee of the registrant receives an annual retainer fee of $20,000, plus $1,000 for each Board of Directors and Board committee meeting attended. The Chairman of the Board receives a retainer fee of $90,000 (in lieu of any other annual retainer, committee chair or attendance fees), and directors chairing standing committees of the Board each receive an additional annual retainer fee of $5,000. Under the registrant's Omnibus Stock Plan, directors may elect to receive, in lieu of all or a portion of the foregoing fees, shares of the Company's common stock based on the fair market value of the stock on the date the fees would have been paid. Each director is also reimbursed for all reasonable out-of-pocket expenses that such director and his or her spouse incurs attending Board meetings and functions.